Exhibit 5.1
February 12, 2013

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: DecisionPoint Systems, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of (i) 704,200 outstanding shares of Series D Preferred Stock (the “Outstanding Series D Shares”), (ii) 253,512 shares of Series D Preferred Stock issuable as dividends on the Outstanding Series D Shares (the “PIK Shares”), (iii) 7,042,000 shares of common stock issuable upon conversion of the Outstanding Series D Shares (the “Conversion Shares”), (iv) 2,535,120 shares of common stock issuable upon conversion of the PIK Shares (the “PIK Conversion Shares”) (v) 704,200 shares of common stock issuable upon exercise of outstanding warrants (the “Warrant Shares”), and (vi) 1,558,272 outstanding shares of common stock (the “Outstanding Common Shares”)  are duly authorized and (a) with respect to the Outstanding Series D Shares and Outstanding Common Shares, legally and validly issued, fully paid and non-assessable, and (b) with respect to the PIK Shares, Conversion Shares, PIK Conversion Shares, and Warrant Shares, will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP